Exhibit 10.18

STRATEGIC COOPERATION AGREEMENT

This Strategic Cooperation Agreement (hereinafter the “Agreement”) is entered into this 20th day of August, 2015

BY AND BETWEEN

Party A:	Wuhan Yangtze River Newport Logistics Co., Limited

AND

Party B:	China National Materials Storage and Transportation Corporation Limited (hereinafter “CMST”)

WHEREAS

The Wuhan Yangtze River Newport Logistics Park constructed by Party A is situated at Yangluo Development Zone, Wuhan which is the waterway of Wuhan to the coastal regions and the door connecting Central China and the foreign world (the “Logistic Park”). Both Yangluo Comprehensive Bonded Zone and Wuhan Free Trade Zone that Party A is seeking status approval are significant areas constituting the Yangtze River Economic Belt. The core business of Party A is the provision of professional and comprehensive services in logistics, bonded logistics, waterway, railway, and highway transportation, collection-distribution-transportation logistics, value-added storage processing, information processing, commerce, trading and distribution, logistics finance, and office spaces.

Whilst Party B, CMST, is one of the largest comprehensive steel enterprises in Central China providing warehouse-based logistics services as in steel material storage, logistics and trading with over 800 regular patrons. Its steel turnover exceeds 5 million tons per annum. Party B is the only metal delivery warehouse in Central China. Given the impact of the recent urban planning and traffic control in Wuhan on the existing storage system of Party B, immediate remedies and relocation become essential for Party B to secure its storage and logistics businesses.

NOW

After friendly consultations, both parties have reached a preliminary agreement to engage in strategic cooperation on the basis of good faith, mutual benefits and win-win situation. Party A allows Party B to utilize the logistics park to render a series of logistics services including storage processing, operation management, block trade logistics and distribution, and other resources on the following terms:

1.    Party B wishes to engage in all-round strategic cooperation with Party A by relocating the former’s current businesses in storage processing, logistics and distribution to Party A’s logistics park, generating an estimated turnover of approximately 5 million tons of steel per annum. At the same time the non-ferrous metal delivery warehouse will also be relocated to the Logistic Park;

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2.    Both parties will work hand in hand on the planning and design works of Party A’s storage and processing zones in accordance with the existing planning rules. Party A is responsible for storage zone, railroads, wharf construction, installation of professional facilities, establishment of electronic block trading, as well as the provision of all-round supply chain financial supporting services; whilst Party B is responsible for assigning management team to handle day-to-day storage operation and bringing in all its clients to the Logistic Park. Both parties will endeavor to turn the Logistic Park into a dominant market in national block trade.

3.    Party B will receive 95% discount on the utilization of or renting Party A’s warehouse, waterway and railway transportation and distribution. Likewise, Party B clients will also enjoy competitive package when purchasing or renting Party A offices. These packages will be offered according to the location and area purchased or rented.

4.    The purpose of this Letter of Intent is to outline the framework of the strategic cooperation. Detailed terms and conditions will be set out in the formal agreement.

5.     This Agreement is signed in duplicate, with each party holding one copy.

Party A:
Wuhan Yangtze River Newport Logistics Co., Ltd.

Legal Representative:
(Authorized signatory):

Party B:
China National Materials Storage and Transportation
Corporation Limited

Legal Representative:
(Authorized signatory):

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